Exhibit (a)(1)(C)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Procera Networks, Inc.

at

$11.50 Net Per Share

by

KDR Acquisition, Inc.

a wholly-owned subsidiary of

KDR Holding, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, JUNE 4, 2015, UNLESS THE OFFER IS EXTENDED.

May 6, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by KDR Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of KDR Holding, Inc., a Delaware corporation (“Parent”), which is controlled by Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P., each a Cayman Islands exempted limited partnership (collectively, the “Sponsors”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Procera Networks, Inc., a Delaware corporation (“Procera”), at a price of $11.50 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash dated May 6, 2015 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included IRS Form W-9;

3. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”), if the procedures for book-entry transfer cannot be completed or time will not permit all required documents to reach the Depositary, in each case, by the Expiration Time;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. A copy of Procera’s Solicitation/Recommendation Statement on Schedule 14D-9, dated May 6, 2015, which has been filed by Procera with the Securities and Exchange Commission; and

6. A return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 A.M. MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, JUNE 4, 2015, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 21, 2015 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Procera. The Merger Agreement provides, among other things, that on or prior to the second business day after the acceptance for purchase of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will be merged with and into Procera (the “Merger”), with Procera continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent.

After careful consideration, Procera’s board of directors, among other things, has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of Procera and its stockholders; (ii) authorized and approved the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger; (iii) authorized that the Merger be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware; and (iv) resolved to recommend that Procera’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

In order for Shares to be validly tendered pursuant to the Offer, (i) a duly executed and properly completed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal in connection with a book-entry delivery of Shares, and any other required documents, including certificates evidencing Shares tendered or confirmation of book-entry transfer, must be received by the Depositary by the Expiration Time, or (ii) the stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling costs and expenses incurred by them in forwarding offering materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us, at the address and telephone numbers set forth below.

Very truly yours,

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU AS AN AGENT OF PURCHASER, PARENT, PROCERA, THE SPONSORS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.

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